Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:                Barbara Brungess

610-727-7199

bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN ANNOUNCES STRATEGIC, LONG-TERM RELATIONSHIP

WITH WALGREENS AND ALLIANCE BOOTS

Agreement Includes 10-Year Brand and Generic Distribution Contract with Walgreens and Access to Generics Sourced Through

Walgreens Boots Alliance Development GmbH Joint Venture

VALLEY FORGE, PA — March 19, 2013 — AmerisourceBergen (NYSE: ABC) today announced that it is entering into a strategic, long-term relationship with Walgreen Co. and Alliance Boots GmbH, which will streamline the distribution of pharmaceuticals to Walgreens’ stores and leverage global supply chain efficiencies while improving patient access to affordable pharmaceuticals to increase the efficiency of the healthcare system.  AmerisourceBergen’s new expanded relationship with Walgreens and Alliance Boots includes: a ten-year comprehensive primary pharmaceutical distribution contract with Walgreens; access to generic drugs and related pharmaceutical products through the Walgreens Boots Alliance Development joint venture; and opportunities to accelerate the Company’s efforts to grow its specialty and manufacturer services businesses domestically and internationally.  In furtherance of this new partnership, Walgreens and Alliance Boots together have been granted rights to purchase an equity position in AmerisourceBergen, which is described in greater detail below.

The new agreements are expected to be meaningfully accretive to AmerisourceBergen’s earnings and strengthen its confidence in delivering solid and sustainable long-term EPS growth.  AmerisourceBergen has serviced Walgreens’ specialty business for several years, and in our fiscal 2014, the new relationship is expected to contribute an incremental $28 billion in revenues and approximately 20 cents in earnings per share, excluding the amortization of certain expenses related to the transaction, and certain non-recurring costs, and net of certain start up expenses.

“AmerisourceBergen is very excited to be joining in this unique global relationship with two of the undisputed leaders in healthcare,” said Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen.  “As we all recognize the imperatives of health reform not only here in the U.S. but also globally, we have entered into a unique opportunity to unlock value in the pharmaceutical supply chain by collaborating to leverage all of our proven strengths.  This new relationship will significantly strengthen and grow our core business and increase our ability to deliver innovative solutions to our customers, and long-term benefits to all of our stakeholders.  Importantly, these agreements not only expand our U.S. business, but also provide opportunities to meaningfully grow our specialty and manufacturer services businesses internationally.”

“Today’s announcement marks another step forward in establishing an unprecedented and efficient global pharmacy-led, health and wellbeing network, and achieving our vision of becoming the first choice in health and daily living for everyone in America and beyond,” said Gregory Wasson, President and Chief Executive Officer of Walgreens.  “We are excited to be expanding our existing relationship with AmerisourceBergen to a ten-year strategic long-term contract, representing another transformational step in the pharmaceutical supply chain. We believe this relationship will create a wide range of opportunities and innovations in the rapidly changing U.S. and global healthcare environment that we expect will benefit all of our stakeholders.”

“This agreement with AmerisourceBergen, which we consider to be the best-positioned pharmaceutical wholesaler in North America, is a promising development for Walgreens and Alliance Boots following the formation of our strategic partnership last year,” said Stefano Pessina, Executive Chairman of Alliance Boots.  “We strongly believe that our new partnership with AmerisourceBergen will deliver long-term shareholder value by creating an unmatched network of companies that is well positioned to anticipate increasing market needs and expectations across the world. Together we will bring tailored solutions to business partners, including manufacturers and pharmacists, as well as to patients and consumers.”

Branded and Generic Pharmaceutical Distribution Contract

The ten-year comprehensive primary pharmaceutical supply agreement includes the distribution of brand, generic, and specialty pharmaceuticals to Walgreens’ retail stores, mail order and specialty pharmacies.  The distribution contract is effective September 1, 2013, and initially will include branded pharmaceutical products that Walgreens has historically sourced from distributors and suppliers.  Over time, beginning in calendar year 2014, AmerisourceBergen will increasingly assume the distribution of the generic products that Walgreens has historically self-distributed.  The increased volume will utilize unused capacity in AmerisourceBergen’s distribution network, leverage prior investments in our new enterprise resource planning system, and will help continue to drive improvements in operational efficiency and productivity in the years ahead.

Global Supply Chain Opportunities

AmerisourceBergen’s access to the recently established Walgreens Boots Alliance Development enables the Company to access generics and related pharmaceutical products utilizing a global platform that is designed to make it easier for manufacturers to bring products to market, improve access to pharmaceuticals for healthcare providers worldwide, and yields compelling new offerings to community pharmacies and others.  In addition, we expect to share global distribution best practices with Walgreens and Alliance Boots, and to seek additional avenues for collaboration on new projects and services for the benefit of all of our stakeholders.

Opportunities to Expand Specialty and Manufacturer Services Businesses

In addition to the pharmaceutical supply contracts, AmerisourceBergen has agreed to collaboratively share best practices and to cooperatively work with Walgreens and Alliance Boots to provide manufacturers with integrated solutions for global clinical trial logistics and innovative global third party logistics services by leveraging World Courier’s position as a global leader in premium logistics.  In addition, Alliance Boots’ growing specialty activities with European biotech manufacturers and AmerisourceBergen’s pharmaceutical product commercialization and patient support services offer manufacturers unique opportunities to expand patient access to biotech products in Europe and beyond.

Equity Position

As part of the value creation inherent in these agreements and to align interests and strengthen the long-term relationship, Walgreens and Alliance Boots together have been granted the right to purchase a minority equity position in AmerisourceBergen, beginning with the right to purchase up to 7 percent of the fully diluted equity of AmerisourceBergen in the open market.  In addition, AmerisourceBergen has granted to Walgreens and Alliance Boots equity warrants exercisable for 16 percent in the aggregate of the fully diluted equity of AmerisourceBergen.  The first tranche of warrants, representing 8 percent of the fully diluted equity of AmerisourceBergen, has a strike price of $51.50 and will be exercisable for a six-month period beginning in March 2016.  The second tranche of warrants, also representing 8 percent of the fully diluted equity of AmerisourceBergen, has a strike price of $52.50 and will be exercisable for a six-month period beginning in March 2017.  The warrants will be allocated equally among Walgreens and Alliance Boots.  Walgreens and Alliance Boots have agreed to customary transfer restrictions on their equity stake, and have also agreed not to acquire additional equity of AmerisourceBergen under the terms of a standstill agreement, subject to the terms and conditions of such agreement, including certain pre-emption rights and permitted exceptions.

Walgreens will have the ability to appoint one director to AmerisourceBergen’s board upon Walgreens and Alliance Boots together acquiring a 5 percent equity stake, and a second director upon exercise in full of the first warrants.  These new board seats will add to the Company’s current nine-member board.

Regulatory Approvals Required

The equity investment by Walgreens and Alliance Boots is subject to the receipt of customary regulatory approvals.

Revised Guidance for Fiscal 2013

As a result of this new relationship, the Company expects incremental brand revenues of at least $2 billion in September of 2013, and we have increased our guidance for revenue growth to 8 percent to 11 percent for the full fiscal year.  The company has revised its expectations for GAAP earnings per share from continuing operations for fiscal 2013 to a range of $2.96 to $3.06, as certain one-time start up operational expenses and transaction costs will more than offset the addition of the new business late in our fiscal fourth quarter.  The revised range does not include the impact of a significant one-time LIFO expense due to the inventory build anticipated in relation to the new business, or an intangible amortization expense related to the equity warrants.  We expect to have additional information available on the LIFO and amortization expenses, the expected decline in operating margins and other items when we report results for our March fiscal quarter.

The Company had previously expected free cash flow for fiscal 2013 to be in the range of $750 to $850 million, and now expects that range to decrease significantly to $100 to $200 million as we onboard the new business, and incur an additional $40 million in related capital expenses.

Conference Call

The Company will host a conference call today at 7:30 a.m. Eastern Daylight.  Participating in the conference call will be:  Steven H. Collis, President and Chief Executive Officer of AmerisourceBergen; and Tim G. Guttman, Senior Vice President and Chief Financial Officer of AmerisourceBergen.  In addition, Gregory Wasson, President and Chief Executive Officer of Walgreens, and Stefano Pessina, Executive Chairman of Alliance Boots, will be our special guests on the conference call.

To access the live conference call via telephone:

Dial in:  The dial-in number for the live call will be (612) 326-1011.  No access code is needed.

To access the live webcast:

Go to the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 10:30 a.m. March 19, 2013 until 11:59 p.m. March 26, 2013.  The Webcast replay will be available for 30 days.

To access the telephone replay from within the US, dial 800-475-6701.  From outside the US, dial 320-365-3844.  The access code for the replay is 286668.

To access the archived webcast, go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

Additional Information

AmerisourceBergen intends to promptly file with the Securities and Exchange Commission a current report on Form 8-K, which will include the Framework Agreement, Warrants and Shareholders Agreement. You should refer to the Form 8-K when it is available for more detailed information regarding this strategic transaction between AmerisourceBergen, Walgreens, and Alliance Boots and related matters.

About AmerisourceBergen

AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from niche premium logistics and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With over $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 13,000 people. AmerisourceBergen is ranked #29 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

AmerisourceBergen’s Cautionary Note Regarding Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “likely,” “outlook,” “forecast,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “continue,” “sustain,” “synergy”, “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  These forward-looking statements are not guarantees of future performance, are based on assumptions that could prove incorrect or could cause actual results to vary materially from those indicated, andare subject to risks and uncertainties, includingthe failure to obtain the required U.S. and foreign antitrust regulatory approvals for the equity investments by Walgreens and Alliance Boots in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of the transaction documents, including, among others, the distribution agreement or the generics agreement, an impact on AmerisourceBergen’s earnings per share resulting from the exercise of the warrants, the disruption of AmerisourceBergen’s plans and operations as a result of the transaction, the inability to realize anticipated synergies, including synergies resulting from participation in the Walgreens Boots Alliance Development GmbH joint venture,potential operating dis-synergies, disruption resulting from potential vendor, payor and customer reaction to the transaction, the inability to achieve anticipated financial results, unexpected costs, fees, expenses and charges incurred by AmerisourceBergen related to the transaction, the disruption of AmerisourceBergen’s cash flow and ability to return value to its stockholders in accordance with its past practices, risks associated with international business operations, changes in vendor, payer and customer relationships and terms, the reduction of AmerisourceBergen’s operational, strategic or financial flexibility, and other factors described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, AmerisourceBergen does not undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statement after the date of this report, whether as a result of new information, future events, changes in assumptions or otherwise.

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